Exhibit 1(d)(2)

Pitney Bowes Inc.

(“Issuer”)

Global Medium-Term Notes

TERMS AGREEMENT

July 7, 2005

Pitney Bowes Inc.
World Headquarters
1 Elmcroft Road
Stamford, Connecticut 06926-0700

Attention:

Ladies and Gentlemen:

     We offer to purchase, on and subject to the terms and conditions of the Distribution Agreement dated as of July 6, 2005, among the Issuer and the Distributors named therein (the “Distribution Agreement”), the Issuer’s Global Medium-Term Notes (the “Notes”) on the terms specified below.

     The terms of Notes bearing interest at a fixed rate (the “Fixed Rate Notes”) shall be as follows:

     Principal amount: $50,000,000

     Distributor’s discount or commission: 0.650%

     Net proceeds to the Issuer: $49,670,500

     Public offering price:

☐	The Notes are being offered at varying prices related to prevailing market prices at the time of resale or otherwise.

☒	The Notes are being offered at a fixed initial public offering price of 99.991% of the principal amount.

     Interest rate: 4.750% per annum

     Original issue date: July 13, 2005

     Stated Maturity: January 15, 2016

     Option to extend Maturity Date:       ☐ Yes            ☒ No

Renewable Note: ☐ Yes            ☒ No

☐	Initial Maturity Date:

☐	Final Maturity Date:

Interest Payment Dates:	January 15 and July 15; first coupon payment on January 15, 2006

Regular Record Dates (if other than the 15th day of May and November): January 1 and July 1

Original Issue Discount Securities:       ☐ Yes            ☒ No

     Issue price:

     Total amount of OID:

     Yield to Maturity:

     Initial accrual period OID:

Day count convention:

☐	Actual/360

☐	Actual/actual

☒	30/360

Redemption:

☐	The Notes cannot be redeemed prior to Stated Maturity.

☒	The Notes can be redeemed prior to Stated Maturity – See “Other Provisions”

Repayment:

☒	The Notes cannot be repaid prior to Stated Maturity.

☐	The Notes can be repaid prior to Stated Maturity at the option of the holder of the Notes.

Optional repayment date(s):

Optional repayment price(s):

Specified currency (if other than U.S. dollars):

Authorized denomination (if other than U.S. $1,000 and integral multiples thereof):

Additional paying agent, if any:       ☐ Yes            ☒ No

Form:

☒	Book-entry (to be held on behalf of The Depository Trust Company)

☐	Individually certificated

Distributor(s) and DTC participant numbers:

☒	ABN AMRO Incorporated

☐	Banc of America Securities LLC

☐	Barclays Capital Inc.

☐	Citigroup Global Markets Inc.

☐	Credit Suisse First Boston LLC

☐	Deutsche Bank Securities Inc.

☒	J.P. Morgan Securities Inc.

☐	Merrill Lynch, Pierce, Fenner & Smith Incorporated

☐	Morgan Stanley & Co. Incorporated

☐	Other:

Other provisions:

     This issuance is a reopening of the $450,000,000 of the 4.750% notes due January 15, 2016, originally offered on July 6, 2005, and bears the same CUSIP number and will be fungible and trade interchangeably with such notes.

     The Issuer may redeem the Notes, at any time in whole or from time to time in part, at a redemption price equal to the sum of 100% of the aggregate principal amount of the Notes being redeemed, accrued but unpaid interest on those Notes to the redemption date, and the Make-Whole Amount, if any, as defined below.

     “Make-Whole Amount” means, in connection with any optional redemption, the excess, if any, of (a) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest, exclusive of interest accrued to the date of redemption, that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semiannual basis (assuming a 360-day year of twelve 30-day months), such principal and interest at the Reinvestment Rate, determined on the third business day preceding the date notice of such redemption is given, from the respective dates on which such principal and interest would have been payable if such redemption had not been made, to the date of redemption, over (b) the aggregate principal amount of the Notes being redeemed.

     “Reinvestment Rate” means 0.15% plus the arithmetic mean of the yields under the heading “Week Ending” published in the most recent Statistical Release under the caption “Treasury Constant Maturities” for the maturity, rounded to the nearest month, corresponding to the remaining life to maturity, as of the payment date of the principal amount of the Notes being redeemed. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury yield in the above manner, then the Treasury yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by the Issuer.

     “Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any required determination under the Indenture referred to above, then such other reasonably comparable index which shall be designated by the Issuer.

     Defined terms used herein but not defined herein shall have the meanings assigned to them in (i) the Distribution Agreement, (ii) the Indenture dated as of February 14, 2005, between the Issuer and Citibank, N.A., as trustee, and (iii) the Prospectus Supplement relating to the Notes dated July 6, 2005, as applicable.

     Our agreement to purchase the Notes hereunder is subject to the conditions set forth in the Distribution Agreement, including the conditions set forth in paragraphs (e), (f), (g), (h) and (i) of Section 5 thereof. If for any reason the purchase by the undersigned of the Notes is not consummated other than because of a default by the undersigned or a failure to satisfy a condition set forth in clause (iii), (v), (vi) or (vii) of Section 5(c) of the Distribution Agreement, the Issuer shall reimburse the undersigned for all out-of-pocket expenses reasonably incurred by the undersigned in connection with the offering of the Notes and not otherwise required to be reimbursed pursuant to Section 4(i) of the Distribution Agreement and the obligations of the Issuer under Section 4(f) and the respective obligations of the Issuer and the Distributors pursuant to Section 7 shall remain in effect.

     This Terms Agreement shall constitute an agreement between the Issuer and the undersigned for the sale and purchase of the Notes described herein upon the terms set forth herein and in the Distribution Agreement.

Very truly yours,

ABN AMRO INCORPORATED

By:	/s/ Paul Hatton

Name: Paul Hatton
Title: Managing Director

J.P. MORGAN SECURITIES INC.

By:	/s/ Maria Sramek

Name: Maria Sramek
Title: Vice President

Accepted and agreed to
as of the date set forth above.

PITNEY BOWES INC.

By:	/s/ Bruce P. Nolop

	Name:	Bruce P. Nolop
	Title:	Executive Vice President & Chief Financial Officer

By:	/s/ Dessa M. Bokides

	Name:	Dessa M. Bokides
	Title:	VP – Finance & Treasurer